Exhibit 99.1

FOR IMMEDIATE RELEASE:	News
August 14, 2006	ACTT.PK

ACT TELECONFERENCING ANNOUNCES SECOND QUARTER 2006 RESULTS

DENVER – ACT Teleconferencing, Inc. (Pink Sheets: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced its operating results for the second quarter of 2006.

Net revenue for second quarter 2006 totaled $13.7 million compared to $13.2 million for the same period last year. Second quarter 2006 net income was $227,000 compared to last year’s second quarter net loss of $(1.9) million.

Loss per share available to common shareholders improved to $(0.10) compared to $(0.11) for second quarter of the prior year.

ACT Teleconferencing President and Chief Executive Officer Gene Warren commented, “We continue to make progress with our restructuring efforts and improving our productivity, and continue to expect that these activities will help us improve operating results.”

Later today, the Company will file a 10-Q with the Securities and Exchange Commission.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ACT’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com